                                                                    Exhibit 2.1


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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               HOWELL CORPORATION,

                            HOWELL ACQUISITION CORP.,

                                       AND

                              VOYAGER ENERGY CORP.

                                 AUGUST 22, 1997


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

                                TABLE OF CONTENTS

ARTICLE I

         THE MERGER; THE SURVIVING CORPORATION...........................................................1
         1.1.     THE MERGER.............................................................................1
         1.2.     ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION......................2
         1.3.     DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION....................................2
         1.4.     CLOSING................................................................................2
         1.5.     EFFECTIVE TIME.........................................................................2
         1.6.     FURTHER ASSURANCES.....................................................................2

ARTICLE II

         CONVERSION OR CANCELLATION OF SHARES............................................................3
         2.1.     VOYAGER COMMON STOCK AND VOYAGER PREFERRED STOCK.......................................3
         2.2.     NEWCO COMMON STOCK.....................................................................4
         2.3.     EXCHANGE OF VOYAGER COMMON STOCK AND VOYAGER PREFERRED STOCK FOR MERGER CONSIDERATION..4

ARTICLE III

         REPRESENTATIONS AND WARRANTIES..................................................................5
         3.1.     REPRESENTATIONS AND WARRANTIES OF VOYAGER..............................................5
                  (a)      CORPORATE ORGANIZATION AND QUALIFICATION......................................5
                  (b)      AUTHORIZED CAPITAL............................................................5
                  (c)      CORPORATE AUTHORITY...........................................................6
                  (d)      NO CONFLICTS OR VIOLATIONS....................................................6
                  (e)      LICENSES; COMPLIANCE WITH LAWS................................................6
                  (f)      FINANCIAL STATEMENTS; RESERVE REPORT..........................................7
                  (g)      ABSENCE OF CERTAIN CHANGES....................................................7
                  (h)      GOVERNMENTAL FILINGS AND CONSENTS.............................................7
                  (i)      LITIGATION....................................................................8
                  (j)      UNDISCLOSED LIABILITIES.......................................................8
                  (k)      EMPLOYMENT AND NONCOMPETITION AGREEMENTS......................................8
                  (l)      MATERIAL CONTRACTS............................................................8
                  (m)      POWERS OF ATTORNEY AND CERTAIN AUTHORIZED PERSONS.............................9
                  (n)      PROPERTIES....................................................................9
                  (o)      PATENTS, COPYRIGHTS, SERVICE MARKS AND TRADEMARKS.............................9
                  (p)      INSURANCE.....................................................................9
                  (q)      EMPLOYEES....................................................................10

                                      -i-

                  (r)      EMPLOYEE BENEFIT PLANS.......................................................10
                  (s)      TRANSACTIONS WITH AFFILIATES.................................................10
                  (t)      ENVIRONMENTAL MATTERS........................................................10
                  (u)      TAX MATTERS..................................................................13
                  (v)      FINANCIAL ADVISORS...........................................................15
                  (w)      RELATIONS WITH CUSTOMERS AND SUPPLIERS.......................................15
                  (x)      ABSENCE OF CERTAIN COMMERCIAL PRACTICES......................................15
                  (y)      BOOKS AND RECORDS............................................................15
                  (z)      DISCLOSURE...................................................................16
                  (aa)     MATERIALITY..................................................................16
         3.2.     REPRESENTATIONS AND WARRANTIES OF HOWELL AND NEWCO....................................16
                  (a)      CORPORATE ORGANIZATION AND QUALIFICATION.....................................16
                  (b)      CORPORATE AUTHORITY..........................................................17
                  (c)      NO CONFLICTS OR VIOLATIONS...................................................17
                  (d)      GOVERNMENTAL FILINGS AND CONSENTS............................................17
                  (e)      FINANCIAL ADVISORS...........................................................17
         3.3.     DISCLOSURE LETTER; AMENDMENTS.........................................................17

ARTICLE IV

         COVENANTS......................................................................................18
         4.1.     CERTAIN COVENANTS OF VOYAGER..........................................................18
                  (a)      INTERIM OPERATIONS OF VOYAGER................................................18
                  (b)      NEGATIVE COVENANTS...........................................................18
                  (c)      OTHER OPERATIONAL COVENANTS..................................................19
                  (d)      INSPECTION AND ACCESS TO INFORMATION.........................................20
                  (e)      CONSULTATIONS................................................................20
         4.2.     CERTAIN ADDITIONAL COVENANTS OF THE PARTIES...........................................21
                  (a)      CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS...................................21
                  (b)      NOTIFICATION OF CERTAIN MATTERS..............................................21
                  (c)      REASONABLE EFFORTS...........................................................21

ARTICLE V

         CONDITIONS TO CLOSING..........................................................................21
         5.1.     CONDITIONS TO THE OBLIGATIONS OF HOWELL AND NEWCO.....................................21
                  (a)      REPRESENTATIONS AND WARRANTIES...............................................21
                  (b)      PENDING LITIGATION; INSOLVENCY...............................................22
                  (c)      OTHER CONSENTS AND FILINGS...................................................22
                  (d)      NEW YORK STOCK EXCHANGE LISTING..............................................22
                  (e)      DUE DILIGENCE................................................................22

                                     -ii-

                  (f)      HOWELL STOCKHOLDER APPROVAL..................................................22
         5.2.     CONDITIONS TO THE OBLIGATIONS OF VOYAGER..............................................22
                  (a)      REPRESENTATIONS AND WARRANTIES...............................................23
                  (b)      INJUNCTION...................................................................23
                  (c)      GOVERNMENTAL FILINGS AND CONSENTS............................................23
                  (d)      NEW YORK STOCK EXCHANGE LISTING..............................................23

ARTICLE VI

         TERMINATION....................................................................................23
         6.1.     TERMINATION BY MUTUAL CONSENT.........................................................23
         6.2.     TERMINATION BY HOWELL, NEWCO OR VOYAGER...............................................23
         6.3.     TERMINATION BY HOWELL.................................................................24
         6.4.     TERMINATION BY VOYAGER................................................................24
         6.5.     EFFECT OF TERMINATION.................................................................24

ARTICLE VII

         MISCELLANEOUS; GENERAL.........................................................................24
         7.1.     FEES AND EXPENSES.....................................................................24
         7.2.     NO SURVIVAL...........................................................................24
         7.3.     MODIFICATION OR AMENDMENT.............................................................24
         7.4.     WAIVER OF CONDITIONS..................................................................25
         7.5.     COUNTERPARTS..........................................................................25
         7.6.     GOVERNING LAW.........................................................................25
         7.7.     NOTICES...............................................................................25
         7.8.     DISCLOSURE LETTER AND EXHIBITS; ENTIRE AGREEMENT......................................26
         7.9.     ASSIGNMENT............................................................................26
         7.10.    OBLIGATION OF HOWELL AND NEWCO OR VOYAGER.............................................26
         7.11.    TITLES AND CAPTIONS...................................................................26

                              INDEX OF DEFINITIONS

DEFINITION                                                             PAGE
----------                                                             ----
Act.......................................................................1
Agreement.................................................................1
CERCLA...................................................................11
Closing...................................................................2
Closing Date..............................................................2
Code......................................................................1
Constituent Corporations..................................................1
Disclosure Letter.........................................................5
Effective Time............................................................2
Environmental Claims.....................................................11
Environmental Laws.......................................................12
Environmental Permit.....................................................12
ERISA....................................................................10
Financial Statements......................................................7
Governmental Consents.....................................................7
Governmental Filings......................................................7
Hazardous Material.......................................................12
Howell....................................................................1
Howell Common Stock.......................................................3
Liabilities...............................................................8
Licenses..................................................................6
Material Adverse Effect...................................................5
Material Contracts........................................................8
Merger....................................................................1
Merger Consideration......................................................3
Newco.....................................................................1
Newco Common Stock........................................................4
Oil and Gas Properties....................................................9
RCRA.....................................................................11
Release..................................................................12
Representatives..........................................................20
Reserve Report............................................................7
Share Fraction............................................................3
Surviving Corporation.....................................................1
Tax......................................................................13
Tax Returns..............................................................13
Voyager...................................................................1

                                      -iv-

Voyager Business..........................................................6
Voyager Certificate.......................................................3
Voyager Common Stock......................................................3
Voyager Preferred Stock...................................................3

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of August __, 1997, is by and among Howell Corporation, a Delaware corporation ("Howell"), Howell Acquisition Corp., a Texas corporation and wholly owned subsidiary of Howell ("Newco"), and Voyager Energy Corp., a Texas corporation ("Voyager"). Newco and Voyager are sometimes collectively referred to herein as the "Constituent Corporations."

                                 R E C I T A L S

         WHEREAS, the respective Boards of Directors of Howell, Newco and Voyager have approved the Merger (as defined below) of Newco with and into Voyager upon the terms and subject to the conditions set forth herein and in accordance with the Texas Business Corporation Act (the "Act"); and

         WHEREAS, for federal income tax purposes, it is intended that the Merger will be a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the Merger will be accounted for as a purchase;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, agreements and conditions specified in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                     THE MERGER; THE SURVIVING CORPORATION

         1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5), Newco shall be merged with and into Voyager and the separate corporate existence of Newco shall thereupon cease (the "Merger"). Voyager shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Texas, and the separate corporate existence of Voyager, with all the rights, privileges, powers and franchises of each of the Constituent Corporations, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Act.

         1.2. ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. The Articles of Incorporation and the Bylaws of Voyager in effect at the Effective Time shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until duly amended in accordance with the terms thereof and the Act.

         1.3. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Voyager shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

         1.4. CLOSING. The Closing of the Merger (the "Closing") shall take place at such place and time as the parties hereto may agree, on the soonest practicable date following the fulfillment or, to the extent permissible, the waiver of all of the conditions to Closing set forth in Article V hereof. The "Closing Date" shall be the date on which the Closing occurs.

         1.5. EFFECTIVE TIME. On the Closing Date, Newco and Voyager shall cause Articles of Merger effecting the Merger to be properly executed and filed with the Secretary of State of the State of Texas in accordance with the Act. The Merger shall become effective at the time at which such Articles of Merger have been duly filed with the Secretary of State of the State of Texas, and such time is herein referred to as the "Effective Time."

         1.6. FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, bills of sale, assignments, assurances or any other actions or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary, desirable or proper to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II

                     CONVERSION OR CANCELLATION OF SHARES

         2.1.     VOYAGER COMMON STOCK AND VOYAGER PREFERRED STOCK.

                  (a) At the Effective Time, each share of common stock, no par value, of Voyager (the "Voyager Common Stock") and each share of preferred stock, no par value, of Voyager (the "Voyager Preferred Stock") issued and outstanding immediately prior to the Effective Time (except for shares of Voyager Common Stock and Voyager Preferred Stock then held in the treasury of Voyager, which shares shall be canceled and retired in accordance with Section 2.1(c)), shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive
3.424135319 shares (the "Share Fraction") of common stock, par value $1.00 per share, of Howell (the "Howell Common Stock"); provided that, in lieu of the issuance of any fractional share of Howell Common Stock, the number of shares of Howell Common Stock that each holder of shares of Voyager Common Stock or Voyager Preferred Stock will become entitled to receive pursuant to this Section 2.1(a) (after taking into account all shares of Voyager Common Stock and Voyager Preferred Stock held by such holder) shall be rounded to the nearest whole number of shares of Howell Common Stock. The consideration described above to be received by the holders of Voyager Common Stock and Voyager Preferred Stock pursuant to the Merger is hereinafter referred to collectively as the "Merger Consideration."

                  At the Effective Time, all of the shares of Voyager Common Stock and Voyager Preferred Stock which, by virtue of the Merger and without any action on the part of the holders thereof, are converted into the right to receive the Merger Consideration shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares (a "Voyager Certificate") shall thereafter cease to have any rights with respect to such shares of Voyager Common Stock or Voyager Preferred Stock, except the right to receive the Merger Consideration for such shares of Voyager Common Stock or Voyager Preferred Stock upon the surrender of such Voyager Certificate in accordance with Section 2.3.

                  (b) If after the date hereof and prior to the Effective Time Howell shall have declared a stock split (including a reverse split) of Howell Common Stock or a dividend payable in Howell Common Stock, or any other distribution of securities to holders of Howell Common Stock with respect to their Howell Common Stock, then the Share Fraction shall be proportionately adjusted to reflect such stock split, dividend or other distribution of securities.

                  (c) At the Effective Time, each share of Voyager Common Stock or Voyager Preferred Stock held in the treasury of Voyager shall, by virtue of the Merger and without any action on the part of Voyager, be canceled and retired and cease to exist without payment of any consideration therefor.

         2.2. NEWCO COMMON STOCK. At the Effective Time, each share of common stock, par value $.01 per share, of Newco (the "Newco Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one share of Voyager Common Stock. As soon as practicable after the Effective Time, the Surviving Corporation shall cause to be issued to Howell a certificate representing the shares of Voyager Common Stock into which the Newco Common Stock has been converted.

         2.3. EXCHANGE OF VOYAGER COMMON STOCK AND VOYAGER PREFERRED STOCK FOR MERGER CONSIDERATION.

                  (a) At the Closing or as soon as practicable thereafter, each holder of shares of Voyager Common Stock or Voyager Preferred Stock shall surrender to Howell for cancellation the Voyager Certificate(s) held by such holder, together with a duly executed Letter of Transmittal in the form of Exhibit 2.3(a) hereto. Upon surrender of such Voyager Certificate(s), such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Howell Common Stock to which such holder shall have become entitled pursuant to the provisions of
Section 2.1(a). Any holder of a Voyager Certificate(s) that has been lost or destroyed may nevertheless obtain the Merger Consideration into which the shares of Voyager Common Stock or Voyager Preferred Stock represented by such Voyager Certificate(s) have been converted pursuant to the provisions of
Section 2.1, provided such holder delivers to Howell a statement certifying such loss or destruction and providing for indemnity reasonably satisfactory to Howell against any loss or expense it may incur as a result of such lost or destroyed Voyager Certificate(s) being thereafter surrendered to Howell. Until surrendered in accordance with the provisions of this Section 2.3(a), each Voyager Certificate shall represent, for all purposes, only the right to receive the Merger Consideration.

                  (b) No dividends or distributions declared with a record date after the Effective Time with respect to Howell Common Stock shall be paid to persons entitled to receive Howell Common Stock in the Merger until such persons have surrendered their Voyager Certificates in accordance with
Section 2.3(a). Promptly after such surrender, there shall be paid to the person in whose name Howell Common Stock shall be issued any dividends or distributions on such Howell Common Stock which shall have a record date after the Effective Time and prior to such surrender. If the payment date is after the date of such surrender, such payment shall be made on the payment date.

                  (c) In no event shall the persons entitled to receive dividends or distributions on shares of Howell Common Stock pursuant to
Section 2.3(b) be entitled to receive interest on such dividends or distributions. All deliveries and payments in respect of shares of Voyager Common Stock and Voyager Preferred Stock which are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities, except as may be otherwise required by law.

                                 ARTICLE III

                       REPRESENTATIONS AND WARRANTIES

         3.1. REPRESENTATIONS AND WARRANTIES OF VOYAGER. Voyager hereby represents and warrants to Howell and Newco that, as of the date hereof:

                  (a) CORPORATE ORGANIZATION AND QUALIFICATION. Voyager is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification, except where any failure to be so qualified or in good standing would not have a material adverse effect on the financial condition, properties, businesses or results of operations of Voyager (a "Material Adverse Effect"). The Disclosure Letter (as defined below) lists all jurisdictions in which Voyager is qualified to do business as a foreign corporation. Voyager has the corporate power and authority to carry on its businesses as they are now being conducted. Except as set forth in the Disclosure Letter, Voyager does not own, directly or indirectly, any interest in any corporation, partnership or other entity. As used herein, the "Disclosure Letter" is the letter delivered by Voyager to Howell as of the date of this Agreement containing disclosures related to the representations and warranties contained in this
Section 3.1.

                  (b) AUTHORIZED CAPITAL. The authorized capital stock of Voyager consists of (i) 750,000 shares of Voyager Common Stock and (ii) 250,000 shares of Voyager Preferred Stock. The outstanding capital stock of Voyager as of the date hereof consists of 96,719 issued and outstanding shares of Voyager Common Stock and 6,267 issued and outstanding shares of Voyager Preferred Stock. All of the outstanding shares of Voyager Common Stock and Voyager Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. There are, and have been, no preemptive rights with respect to the issuance of shares of Voyager Common Stock or Voyager Preferred Stock. Voyager has no shares reserved for issuance for any purpose. Except as set forth above, there are no shares of capital stock of Voyager authorized, issued or outstanding. There are no outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments (whether contingent or not) of any character relating to unissued capital stock or other securities of Voyager obligating Voyager to issue any shares of or other equity interests in, or securities or rights convertible into or exchangeable for shares of or other equity interests in, Voyager. Except for this Agreement, there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of Voyager to which Voyager is a party or to which any holder of capital stock of Voyager is a party.

                  (c) CORPORATE AUTHORITY. Prior to the date of this Agreement, the board of directors and the shareholders of Voyager, pursuant to Articles 5.01 and 5.03 of the Act, approved this Agreement and the consummation of the transactions contemplated hereby. Voyager has the full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including without limitation the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including without limitation the Merger, have been duly and validly authorized by all necessary corporate action on the part of Voyager. This Agreement has been duly and validly executed and delivered by Voyager and constitutes a legal, valid and binding agreement of Voyager enforceable against Voyager in accordance with its terms, except that
(i) such enforcement may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (d) NO CONFLICTS OR VIOLATIONS. The execution and delivery of this Agreement by Voyager does not, and the consummation by Voyager of the transactions contemplated hereby, including without limitation the Merger, will not, constitute or result in (i) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of Voyager, (ii) the triggering of any right of first refusal or similar rights under any shareholder or partnership agreement to which Voyager is a party, or (iii) a breach or violation of, a default under, the creation of a right to terminate, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (with or without the giving of notice or the lapse of time) any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of Voyager, or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Voyager is subject.

                  (e) LICENSES; COMPLIANCE WITH LAWS. Voyager holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities (collectively, the "Licenses") which are necessary to conduct its businesses and operations in the manner heretofore conducted (the "Voyager Business"), except for failures to hold such Licenses or to comply with such laws, rules and regulations which, in the aggregate, would not have a Material Adverse Effect. No event has occurred with respect to any of the Licenses which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any impairment of the rights of the holder of any such License, except for revocations, terminations and impairments which, in the aggregate, would not have a Material Adverse Effect. Voyager is in compliance with all federal, state, local and foreign laws, ordinances, codes, regulations, orders, requirements, standards and procedures, which are applicable to the business of Voyager, except for failures so to comply which would not have a Material Adverse Effect.

                  (f) FINANCIAL STATEMENTS; RESERVE REPORT. Voyager has made available to Howell true and complete copies of the unaudited financial statements and related notes for Voyager (the "Financial Statements") as of and for the years ended December 31, 1995 and December 31, 1996 and as of and for the five months ended May 31, 1997. The Financial Statements fairly present the financial position and results of operations of Voyager as of the dates and for the periods specified therein; provided, however, that Voyager maintained its books and records on the accrual basis of accounting, and, accordingly, although such financial statements were prepared on a best efforts basis and in good faith by Voyager, they include estimates and accrued items. Voyager has delivered to Howell a copy of its internally prepared reserve report (the "Reserve Report") dated as of June 1, 1997 relating to the oil and gas reserves attributable to Voyager's Oil and Gas Properties (as defined in Section 3.1(n)). The estimates of reserves in the Reserve Report were prepared in accordance with geological and engineering methods generally accepted in the oil and gas industry.

                  (g) ABSENCE OF CERTAIN CHANGES. Except as set forth in the Disclosure Letter and except for declines in production of oil and gas, since May 31, 1997, Voyager has not undergone or suffered any change in its financial condition, properties, business or results of operations which has been, individually or in the aggregate, materially adverse to Voyager. Except as set forth in the Disclosure Letter, since May 31, 1997, Voyager has not taken any action prohibited by Section 4.1(b) hereof or conducted its business other than in the ordinary and usual course.

                  (h) GOVERNMENTAL FILINGS AND CONSENTS. No notices, reports or other filings ("Governmental Filings") are required to be made by Voyager with, nor are any consents, registrations, approvals, permits or authorizations ("Governmental Consents") required to be obtained by Voyager from, any governmental or regulatory authorities of the United States, the several states or any foreign jurisdiction in connection with the execution and delivery of this Agreement by Voyager and the consummation of the transactions contemplated hereby, except for the filing and recordation of Articles of Merger in accordance with the Act.

                  (i) LITIGATION. Except as set forth in the Disclosure Letter, there are no actions, suits, investigations or proceedings pending or, to the knowledge of Voyager or the Shareholders, threatened against Voyager.

                  (j) UNDISCLOSED LIABILITIES. Except as set forth in the Disclosure Letter or disclosed or specifically reserved against in the Financial Statements, Voyager has not incurred or otherwise become liable for any direct or indirect material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of or by any person ("Liabilities") except for Liabilities arising in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement. Voyager does not know of any basis for assertion against Voyager of any Liabilities not adequately reflected in the Financial Statements.

                  (k) EMPLOYMENT AND NONCOMPETITION AGREEMENTS. Except for such as may be terminated without penalty within 30 days and except for Area of Mutual Interest Agreements relating to Voyager's Oil and Gas Properties (as defined in Section 3.1(n)), Voyager is not a party to any employment, consulting, noncompetition, nonsolicitation or other similar agreement.

                  (l) MATERIAL CONTRACTS. All agreements, personal property and fixture leases, real property leases, contracts, notes, mortgages, indentures, arrangements or other obligations of Voyager that, in each case, are material (the "Material Contracts") are valid, binding and enforceable in accordance with their terms except to the extent limited by bankruptcy or other laws affecting creditors' rights generally. True, correct and complete copies of all Material Contracts have been made available to Howell, and all of the Material Contracts that relate to (i) indebtedness of Voyager, (ii) the payment or receipt of payment by Voyager of $50,000 or more in any twelve month period, or (iii) the delivery or performance or receipt by Voyager of goods or services with a value of $50,000 or more during any twelve month period are listed in the Disclosure Letter. Voyager has fulfilled, or will be able to fulfill when due, all of its obligations under the Material Contracts, except for failures to fulfill its obligations which, in the aggregate, would not have a Material Adverse Effect. No default by Voyager under any Material Contract has occurred and is continuing, except for any default which would not give another person the right, with or without giving of notice or lapse of time, or both, to terminate or materially modify the terms of such contract and except for terminations and modifications which would not have a Material Adverse Effect. Voyager has no knowledge of any material default or claimed, threatened or alleged material default by any other party under any term or provision of any Material Contract. There are no developments known to Voyager materially affecting any Material Contract that might prevent Voyager from realizing the benefits of any such Material Contract or that might prevent the Surviving Corporation from realizing such benefits after the completion of the Merger. Except as set forth in the Disclosure Letter, no consents or approvals of any party to any Material Contract are required to be obtained by Voyager in connection with the execution and delivery of this Agreement by Voyager and the consummation of the transactions contemplated hereby.

                  (m) POWERS OF ATTORNEY AND CERTAIN AUTHORIZED PERSONS. No person holds a power of attorney from Voyager. No person other than the executive officers of Voyager is authorized to borrow money or incur or guarantee indebtedness on behalf of Voyager.

                  (n) PROPERTIES. Voyager has marketable title to the Oil and Gas Properties (as defined below) of Voyager, all of which Oil and Gas Properties are set forth in the Disclosure Letter, and owns, free and clear of all liens, claims and encumbrances, all of the other material assets reflected on the Financial Statements as being owned by Voyager and all such assets thereafter acquired by Voyager (except to the extent that such assets have thereafter been disposed of in the ordinary course of business consistent with past practice). As used herein, "Oil and Gas Properties" means all rights, titles, leasehold and other interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reversionary or residual interests of whatever nature.

                  (o) PATENTS, COPYRIGHTS, SERVICE MARKS AND TRADEMARKS. Voyager is not the owner of any registered patent, copyright, trademark, servicemark, tradename or servicename. Voyager has full and sufficient rights to use and practice all technology, trade secrets, know-how and other proprietary information used or practiced in the operation of its businesses, free and clear of all liens, encumbrances, commitments, assignments, licenses, claims and rights of others. Voyager has not infringed and is not infringing on the right or interest of any other person or entity to or in any patent, copyright, trade or service mark or trade or service name. Voyager has no knowledge of any claim, whether actual or threatened, against Voyager for any such infringement.

                  (p) INSURANCE. All insurance coverage applicable to Voyager and the Voyager Business is in full force and effect, is valid, binding and enforceable in accordance with its terms against the respective insurers, insures Voyager in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties in the localities where such businesses or properties are located and has been issued by insurers of recognized responsibility. To the knowledge of Voyager, there is no default under such coverage nor has there been any failure to give notice or present any claim under any such coverage in due and timely fashion. There are no outstanding past due unpaid premiums and no notice of cancellation or non-renewal of any such coverage has been received. Voyager does not know of the occurrence of any event which reasonably might form the basis of any claim against Voyager or its assets or properties or which might increase the insurance premiums payable for any such coverage, except for such claims and increases as would not in the aggregate have a Material Adverse Effect. There are no outstanding performance bonds covering Voyager or its operations which, individually or in the aggregate, are material to the Voyager Business.

                  (q) EMPLOYEES. Voyager has no employees.

                  (r) EMPLOYEE BENEFIT PLANS. There are no "employee benefit plans," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no other deferred compensation, stock purchase, stock option, stock incentive, other incentive, bonus, severance or fringe benefit plan, program, policy or arrangement, whether written or unwritten, formal or informal, that are maintained or contributed to by Voyager for the benefit of Voyager's employees. Voyager does not now, and has not at any time sponsored, maintained, adopted, contributed or been obligated to contribute to any employee pension benefit plans, pursuant to Section 3(2) of ERISA, for the benefit of Voyager's employees which are or ever were subject to the provisions of Title IV of ERISA. Voyager is not now, and has never been, a party to, or become subject to, any collective bargaining agreements with respect to Voyager's employees pursuant to which any of them has been, is or will become obligated to contribute to a "multi-employer plan" as that term is defined in Section 4001(a)(3) of ERISA. Voyager is not now, and has never been, a part of either
(A) a controlled group of corporations within the meaning of Section 414(b) of the Code, (B) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or (C) an affiliated service group within the meaning of Section 414(m) of the Code, except as to which, in each case, Voyager has not incurred, and will not incur, any liability material to the financial condition, properties, businesses or results of operations of Voyager.

                  (s) TRANSACTIONS WITH AFFILIATES. No director or officer of Voyager or any member of the immediate family or any other of the affiliates of any of the foregoing owns or has an ownership interest in any corporation or other entity, other than Howell, that is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with Voyager.

                  (t) ENVIRONMENTAL MATTERS. Except as set forth in the Disclosure Letter and except for matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of Voyager, no Releases of Hazardous Materials or violations of Environmental Laws have occurred at or from any property which is the subject of this transaction or which was otherwise owned, operated, or used (including third party sites at which disposals from the operations occurred) at any time by Voyager or its predecessors; (ii) since its formation there have not been any, and there are no pending or, to the knowledge of Voyager, threatened, Environmental Claims against

Voyager; (iii) to the knowledge of Voyager, there are no underground storage tanks, polychlorinated biphenyls, or asbestos-containing materials owned by Voyager, or located at any facility owned or operated by Voyager; (iv) to the knowledge of Voyager, there are no facts, circumstances, or conditions that would reasonably be expected to give rise to liability under any Environmental Laws or to restrict, under any Environmental Laws or Environmental Permit in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of any property owned, operated, or leased by Voyager; (v) Voyager has not disposed, treated, or arranged for the disposal or treatment of any toxic or hazardous wastes, materials or Hazardous Materials at a site or location, or leased, used, operated or owned a site or location, which (x) has been or is proposed to be placed on the National Priorities List or its state equivalent pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or similar foreign, territorial or state law; (y) is subject to a lien, administrative order or other demand either to take response or other action under CERCLA or other Environmental Laws, or to develop or implement a "Corrective Action Plan" or "Compliance Plan," as each is defined in regulations promulgated pursuant to the Resource Conservation and Recovery Act, as amended ("RCRA"), or to reimburse any person who has taken response or other action in connection with that site; or (z) is on any Comprehensive Environmental Response Compensation Liability Information System List; (vi) to the knowledge of Voyager, the facilities owned, leased, or operated by Voyager are adequate and sufficient for the current operations of Voyager in conformance with all applicable requirements of Environmental Laws; (vii) to the knowledge of Voyager, Voyager is in compliance with all Environmental Laws and Environmental Permits relating to or affecting the assets, business or operations of Voyager. As used herein:

                  "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, orders, claims, liens, notices of noncompliance or violations, investigations or proceedings related to any applicable Environmental Laws or any Environmental Permit brought, issued or asserted by: (i) a governmental or regulatory authority or third party for compliance, damages, penalties, removal, response, cleanup, cost recovery, remedial or other action, injunctive relief, or for contribution or indemnity with respect thereto, pursuant to any applicable Environmental Laws; or (ii) a third party seeking damages for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any facility of Voyager, including but not limited to Voyager employees seeking damages for exposure to Hazardous Materials. (An Environmental Claim includes, but is not limited to, a common law action, as well as a proceeding to issue, modify, terminate, or enforce the provisions of an Environmental Permit or requirement of Environmental Laws, or to adopt or amend a regulation to the extent that such a proceeding attempts to address violations or alleged violations of the applicable permit, license, or regulation.);

                  "Environmental Laws" means all applicable federal, state, provincial, territorial, foreign, and local laws, statutes, ordinances, codes, policies (to the extent they have the force of law), rules and regulations, judicial or administrative decisions, decrees or orders related to protection of the environment and/or the handling, use, generation, treatment, storage, transportation, or disposal of Hazardous Materials;

                  "Environmental Permit" means all permits, licenses, identification numbers, approvals, authorizations, or consents required by any governmental authority under any applicable Environmental Laws and includes any and all orders, consent orders or binding agreements issued or entered into by or with a governmental authority under any applicable Environmental Laws and applicable to or binding upon Voyager or its operations;

                  "Hazardous Material" means any pollutant, contaminant, toxic substance, hazardous or extremely hazardous substance or chemical, solid or hazardous waste, special, liquid, industrial or other waste, hazardous material, or other material, substance or agent (whether in solid, liquid or gaseous form) which is regulated as of the Closing Date by any state or local governmental authority or the United States or under any Environmental Laws, including, without limitation, any material or substance that is: (i) defined as a "hazardous substance" under applicable state law; (ii) petroleum or petroleum products, including, but not limited to, used oil; (iii) asbestos or asbestos-containing materials; (iv) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 ET SEQ.; (v) defined as a "hazardous waste" by or under the federal Resource Conversation and Recovery Act, as amended, 42 U.S.C. ss. 6901 ET SEQ.; (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss. 9601 ET SEQ.; (vii) defined as a "regulated substance" pursuant to Section 9001 of the federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 ET SEQ.; (viii) regulated as an air pollutant by or under the Clean Air Act, as amended, 42 U.S.C. ss. 7401 ET SEQ., or (ix) otherwise regulated under the Toxic Substances Control Act, 15 U.S.C. ss. 2601 ET SEQ., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss. 5101 ET SEQ., the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 ET SEQ., the Safe Drinking Water Act, 42 U.S.C. ss. 300F, ET SEQ., the Atomic Energy Act, 42 U.S.C. ss. 2011 ET SEQ., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. ss. 11001 ET SEQ., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. ss. 136 ET SEQ.; and

                  "Release," as referred to herein, shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Material into the environment or into or out of any property, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater, or property.

                  (u) TAX MATTERS. Except as set forth in the Disclosure Letter:

                           (i) Other than its 1996 federal income tax return and its 1996 Louisiana tax return, for which it has received an extension of time in which to file, Voyager has filed or caused to be filed all federal, state, local, foreign or other Tax (as defined in Section 3.1(u)(v)) returns ("Tax Returns") of every nature required to be filed by it, other than failures to file which, in the aggregate, would not have a Material Adverse Effect;

                           (ii) Other than with respect to its 1996 federal income tax return and its 1996 Louisiana tax return, Voyager has not obtained any extensions of time in which to file any Tax Returns which have not yet been filed;

                           (iii) Each Tax Return filed by Voyager is complete and correct in all material respects;

                           (iv) No claim or assertion has been made against Voyager by any tax authority in any jurisdiction in which no Tax Return has been filed by Voyager that Voyager is or may be subject to taxation of any sort in that jurisdiction or otherwise is required to file a Tax Return;

                           (v) All Taxes owed by Voyager (whether or not shown on any Tax Return) have been timely paid, except for any Taxes that are being contested in good faith and failures to make payment which, in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement, "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, but not limited to, taxes under Section 59A of the Code), customs, duties, capital stock, franchise, profits, withholding, Social Security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or any other kind of tax whatsoever, including any interest, addition, penalty or other associated charge thereto, whether disputed or not;

                           (vi) There are no Tax liens or other security interests or encumbrances of any type resulting from Tax liabilities on any of the assets of Voyager;

                           (vii) To the knowledge of Voyager, Voyager has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or any other party;

                           (viii) There is no dispute, claim or any other controversy concerning any Tax liability of Voyager either (A) raised or asserted by any Tax authority in writing; or (B) whether or not formally asserted or claimed, as to which the chief financial officer or the chief accounting officer or any other officer or employee of Voyager with authority for Tax matters has any knowledge. Voyager has made available to Howell each federal Income Tax Return, examination report, statement of deficiency, or any other administrative or judicial assertion, assessment or determination of federal Income Tax liability with respect to Voyager;

                           (ix) Each method of Tax accounting employed by Voyager, and material to the tax position of Voyager, is a permissible method of Tax accounting, validly elected, with respect to Voyager. Voyager has not changed, or requested to be permitted to change, any method of Tax accounting; and

                           (x)      Voyager:

                                    (A) has not filed a consent under
                  Section 341(f) of the Code concerning collapsible corporations;

                                    (B) has not made any payments, is not
                  obligated to make any payments, and is not a party to any agreement that could render it (or the payor of compensation under the agreement) subject to the provisions of Section 280G of the Code regarding payments as a result of a change in control;

                                    (C) has not been a United States real
                  property holding company within the meaning of Section 897(c)(2);

                                    (D) has not failed to disclose on its Tax
                  return any positions taken therein that could give rise to a substantial understatement of Federal Income Tax liability within the meaning of Section 6661 of the Code;

                                    (E) is not a party to any Tax allocation or
                  Tax sharing agreement, except as set forth in the Disclosure Letter; and

                                    (F) is not now and has never been a member
                  of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law).

                  (v) FINANCIAL ADVISORS. None of Voyager or any of its officers, directors or employees has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

                  (w) RELATIONS WITH CUSTOMERS AND SUPPLIERS. To the knowledge of Voyager, Voyager has satisfactory commercial relationships with its significant customers and suppliers.

                  (x) ABSENCE OF CERTAIN COMMERCIAL PRACTICES. None of Voyager, or any of its directors or officers and, to the knowledge of Voyager, none of Voyager's agents, affiliates, or employees, or other persons acting on behalf of Voyager or any of its directors, officers, agents, affiliates or employees, has
(i) given, proposed to give, or agreed to give any material gift or similar benefit to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the Voyager Business or assisting Voyager with any proposed transaction, or which, if not continued in the future, could reasonably be expected to adversely affect Voyager, or (ii) in connection with the Voyager Business used any corporate or other funds for contributions, payments, gifts, or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable laws or established or maintained any unlawful or unrecorded funds. None of Voyager or any of its directors or officers and, to the knowledge of Voyager, none of Voyager's agents, affiliates or employees, or other persons acting on behalf of Voyager or any of its directors, officers, agents, affiliates or employees, has accepted or received any unlawful contributions, payments, gifts, or expenditures in connection with the Voyager Business.

                  (y) BOOKS AND RECORDS.

                           (i) The minute books and stock ledgers of Voyager that have been made available to Howell or its Representatives (as defined in Section 4.1(d)) constitute all of the minute books and stock ledgers of Voyager and contain a complete and accurate record of all actions of the shareholders and directors (and any committees thereof) of Voyager. All personnel files, reports, feasibility studies, strategic planning documents, financial forecasts, lease files, land files, accounting and tax records and all of the records of every type and description in whatever form or medium that relate to the business and properties of Voyager and are in the possession or control of Voyager have been made available to Howell or its Representatives.

                           (ii) Voyager makes and keeps books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurances that (A) transactions involving Voyager are executed in accordance with management's general or specific authorizations; (B) transactions are recorded as necessary to maintain accountability for assets; (C) access to assets of Voyager is permitted only in accordance with management's general or specific authorizations; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  (z) DISCLOSURE. No representation or warranty by Voyager in this Agreement and no statement contained in the Disclosure Letter or any certificate delivered by Voyager to Howell pursuant to this Agreement contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading. The Disclosure Letter is true, correct and complete on and as of the date hereof and Voyager has not omitted any information from the Disclosure Letter in reliance on their right to supplement the Disclosure Letter pursuant to Section 3.3 hereof.

                  (aa) MATERIALITY. The materiality qualifications contained in the representations and warranties set forth in this Section 3.1 in the aggregate do not have, and could not reasonably be expected to have, a Material Adverse Effect.

         3.2. REPRESENTATIONS AND WARRANTIES OF HOWELL AND NEWCO. Howell and Newco represent and warrant to Voyager that:

                  (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of Howell and Newco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to carry on its businesses as they are now being conducted. All of the outstanding capital stock of Newco is, and at all times since its incorporation has been, owned beneficially and of record by Howell. Newco has not at any time since its incorporation, except as contemplated by this Agreement (i) engaged, directly or through any subsidiary, in any business or activities of any type or kind whatsoever, (ii) entered into any agreements with any person or entity or (iii) become subject to or bound by any obligation or undertaking.

                  (b) CORPORATE AUTHORITY. Each of Howell and Newco has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Howell and Newco and constitutes a legal, valid and binding agreement of each of them enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (c) NO CONFLICTS OR VIOLATIONS. The execution and delivery of this Agreement by Howell and Newco do not, and the consummation by Howell and Newco of the transactions contemplated hereby will not, constitute or result in
(i) a breach or violation of, or a default under, the Certificate or Articles of Incorporation or Bylaws of either Howell or Newco or (ii) a breach or violation of, a default under, the creation of a right to terminate, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (with or without the giving of notice or the lapse of time), any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of Howell or Newco or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Howell or Newco is subject except, in the case of clause (ii) above, for such breaches, violations, defaults, accelerations or liens which, alone or in the aggregate, would not have a Material Adverse Effect on Howell or on the consummation of the transactions contemplated by this Agreement.

                  (d) GOVERNMENTAL FILINGS AND CONSENTS. Except for the filings provided for in Section 1.5, no Governmental Filings are required to be made nor are any Governmental Consents required to be obtained by Howell or Newco in connection with the execution and delivery of this Agreement by Howell and Newco and the consummation of the transactions contemplated hereby.

                  (e) FINANCIAL ADVISORS. None of Howell, Newco or any of their officers, directors or employees has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

         3.3. DISCLOSURE LETTER; AMENDMENTS. From time to time prior to the Closing Date, Voyager shall promptly supplement or amend the Disclosure Letter to reflect any matter hereafter arising that would make any representation or warranty set forth in Section 3.1 materially inaccurate. For purposes of determining (i) the fulfillment of the condition set forth in Section 5.1(a) as of the Closing Date and (ii) the accuracy of the representations and warranties contained in Section 3.1 if the Merger is not consummated, the Disclosure Letter shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. For purposes of determining the accuracy of the representations and warranties contained in Section 3.1 should the Merger be consummated, the Disclosure Letter shall be deemed to include all information contained in any supplement or amendment thereto made before the Closing Date.

                                   ARTICLE IV

                                   COVENANTS

         4.1.  CERTAIN COVENANTS OF VOYAGER.

               (a) INTERIM OPERATIONS OF VOYAGER. From and after the date hereof and prior to the Effective Time (unless Howell shall otherwise agree in writing and except as otherwise contemplated by this Agreement), Voyager shall:

                     (i) Carry on its businesses diligently and in the ordinary and usual course, consistent with past practice.

                     (ii) Take all action necessary to comply with and maintain all Licenses of Voyager and otherwise preserve its rights to conduct the Voyager Business in the areas in which it has the right to conduct the Voyager Business as of the date of this Agreement.

                     (iii) Use all reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates.

               (b) NEGATIVE COVENANTS. From and after the date hereof and prior to the Effective Time (unless Howell shall otherwise agree in writing and except as otherwise contemplated by this Agreement), Voyager shall not:

                     (i) (A) Sell or pledge or agree to sell or pledge any of its stock; (B) amend its Articles of Incorporation or Bylaws; (C) split, combine or reclassify the outstanding shares of Voyager Common Stock or Voyager Preferred Stock; or (D) declare, set aside or pay any dividend payable in cash, stock or property with respect to shares of Voyager Common Stock or Voyager Preferred Stock.

                     (ii) (A) Issue, sell, pledge, dispose of or encumber any shares of, or securities convertible or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock; (B) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets other than in the ordinary course of business; (C) incur, amend the terms of or modify any indebtedness or other liability other than current liabilities incurred in the ordinary and usual course of business; (D) extend other than on a month-to-month basis or otherwise modify or amend, or waive any rights under, any lease of real property; or (E) acquire directly or indirectly by redemption or otherwise any shares of its capital stock or any options, warrants, calls, commitments or rights to acquire the same.

                     (iii) (A) Increase in any manner the compensation of any director, officer or any other employee; (B) grant any performance or incentive bonus, or any severance or termination pay; or (C) establish, adopt, or enter into any employee benefit plan, including without limitation any plan of a type described in the first two sentences of Section 3.1(r).

                     (iv) (A) Acquire, by merger, reorganization, consolidation or purchase, substantially all of the assets of, or otherwise acquire, any business or any organization or division thereof; or (B) merge with, liquidate into or otherwise combine with any other person, corporation, partnership or other entity.

                     (v) Enter into any agreement or make any commitment to do any of the foregoing.

                     (vi) Change its application of accounting principles in any material respect except if such change is required by GAAP to be made at such time.

                     (vii) Take any action that is intended or may reasonably be expected to result in (A) any of their representations and warranties contained in this Agreement being or becoming untrue in any material respect, or (B) any of the conditions to the Merger set forth in Article V not being satisfied, or (C) a violation of any provision of this Agreement.

               (c) OTHER OPERATIONAL COVENANTS. Between the date hereof and the Effective Time, unless Howell shall otherwise agree in writing, Voyager shall:

                     (i) Perform in all material respects all of its obligations under all Material Contracts (except those being contested in good faith and disclosed to Howell in writing and which are not, individually or in the aggregate, material to the business of Voyager) and not enter into, assume or amend any contracts except (x) contracts which are in the ordinary course of business involving the payment by Voyager of less than $50,000 individually or
         (y) contracts which are not in the ordinary course of business involving the payment by Voyager of less than $25,000 individually.

                     (ii) Maintain in full force and effect policies of insurance comparable in scope of coverage to that now maintained by Voyager, and use reasonable efforts to cause its material properties and equipment to be kept in good repair, working order and condition, ordinary wear and tear excepted, in accordance with its customary policies and past practices.

                     (iii) Prepare and timely file, or obtain extensions of time in which to file, all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Howell, at its request, to review all such returns, reports, filings and amendments, or applications for extension of time in which to file, at Voyager's offices.

               (d) INSPECTION AND ACCESS TO INFORMATION. Voyager shall allow Howell and its authorized employees, representatives and designees (collectively, the "Representatives") reasonable access during normal business hours to all of Voyager's properties and records, officers, employees, counsel and tax accountants and shall make available to Howell and the Representatives such information concerning Voyager's affairs as Howell may reasonably request.

               (e) CONSULTATIONS. In connection with the continuing operation of the business of Voyager between the date of this Agreement and the Closing Date, Voyager and its officers and directors shall confer in good faith with Representatives, as requested by Howell from time to time, to report on material operational matters and the general status of ongoing operations. Voyager acknowledges that Howell does not and will not waive any rights it may have under this Agreement as a result of such consultations (except to the extent the results of such consultations are contained in an amendment or supplement to the Disclosure Letter in effect on the Closing Date) nor shall Howell be responsible for any decisions made by Voyager or Voyager's officers and directors with respect to matters that are the subject of such consultation. Howell agrees that it shall promptly respond to any request by Voyager for Howell's acknowledgment of consultation or consent hereunder, and that any such acknowledgment or consent shall not be unreasonably withheld.

         4.2.     CERTAIN ADDITIONAL COVENANTS OF THE PARTIES.

               (a)   CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. Voyager,
Howell and Newco shall cooperate with one another (1) in promptly determining whether any filings are reasonably required to be or should be made, or any consents, approvals, permits or authorizations are required to be or should be obtained, under any federal, state or local law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other Material Contracts in connection with the consummation of the transactions contemplated hereby, and (2) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, permits, authorizations, approvals or waivers.

               (b) NOTIFICATION OF CERTAIN MATTERS. Each of Voyager, Howell and Newco shall give prompt notice to the other of (1) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Material Contract, in the case of Voyager or, in the case of Howell, under any contract material to its financial condition, properties, businesses or results of operations or (2) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

               (c) REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement on or before November 1, 1997.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

         5.1. CONDITIONS TO THE OBLIGATIONS OF HOWELL AND NEWCO. The respective obligations of Howell and Newco to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Howell or Newco, as the case may be, to the extent allowed by applicable law.

               (a) REPRESENTATIONS AND WARRANTIES. Except for representations and warranties specifically stated to be made only as of a specified date, the representations and warranties of Voyager set forth in this Agreement shall be true and correct at and as of the Effective Time with the same force and effect as though the same had been made at and as of the Effective Time (except for such changes therein expressly permitted by this Agreement or in writing by Howell), Voyager shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and Howell shall have received at the Effective Time a certificate to that effect dated the Closing Date and executed by an authorized executive officer of Voyager.

               (b) PENDING LITIGATION; INSOLVENCY. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate any of the transactions contemplated by this Agreement, which, in the reasonable judgment of Howell, would make the consummation of the Merger imprudent in light of applicable law, or the defense of which would involve material expense to Howell. Voyager shall not be a party to any proceeding in bankruptcy or for the liquidation or reorganization of, or appointment of a trustee or receiver for, Voyager.

               (c) OTHER CONSENTS AND FILINGS. All Governmental Consents and Governmental Filings (other than the filing provided for in Section 1.5), all consents, approvals, permits, authorizations, waivers and filings referred to in
Section 4.2(a) (except for any such which, in the aggregate, would not have a Material Adverse Effect) and all other consents or approvals of any other person determined to be required to permit the consummation of the transactions contemplated hereby, including without limitation consents of parties to Material Contracts, shall have been obtained or made to the reasonable satisfaction of Howell.

               (d) NEW YORK STOCK EXCHANGE LISTING. Howell shall have caused the shares of Howell Common Stock issuable pursuant to this Agreement to have been approved for listing, upon official notice of issuance, on the New York Stock Exchange.

               (e) DUE DILIGENCE. Howell shall have completed a due diligence examination of Voyager, and the results of such examination shall be satisfactory to Howell in Howell's sole discretion.

               (f) HOWELL STOCKHOLDER APPROVAL. If required in order to satisfy the condition set forth in paragraph (e) of this Section 5.1, this Agreement and the transactions contemplated hereby shall have been approved by the holders of a majority of the outstanding shares of Howell Common Stock in accordance with applicable law and the Certificate of Incorporation and Bylaws of Howell.

         5.2. CONDITIONS TO THE OBLIGATIONS OF VOYAGER. The obligation of Voyager to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Voyager to the extent permitted by applicable law.

               (a) REPRESENTATIONS AND WARRANTIES. Except for representations and warranties specifically stated to be made only as of a specified date, the representations and warranties of Howell and Newco set forth in this Agreement shall be true and correct on and as of the Effective Time with the same force and effect as though the same had been made on and as of the Effective Time (except for such changes therein expressly permitted by this Agreement), Howell and Newco shall have performed in all material respects all of their respective obligations under this Agreement theretofore to be performed, and Voyager shall have received at the Effective Time a certificate to that effect dated the Closing Date and executed by an authorized executive officer of Howell and Newco.

               (b) INJUNCTION. There shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated.

               (c) GOVERNMENTAL FILINGS AND CONSENTS. All Governmental Consents and Governmental Filings (other than the filing provided for in Section 1.5) required to permit the consummation of the transactions contemplated hereby shall have been obtained or made to the reasonable satisfaction of Voyager (other than Governmental Consents and Governmental Filings which, if not obtained or made, would not have a Material Adverse Effect).

               (d) NEW YORK STOCK EXCHANGE LISTING. Howell shall have caused the shares of Howell Common Stock issuable pursuant to this Agreement to have been approved for listing, upon official notice of issuance, on the New York Stock Exchange.

                                   ARTICLE VI

                                   TERMINATION

         6.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time before the filing of the Articles of Merger, before or after approval by holders of shares of Voyager Common Stock, by the mutual consent of Howell, Newco and Voyager by action of their respective boards of directors.

         6.2. TERMINATION BY HOWELL, NEWCO OR VOYAGER. This Agreement may be terminated and the Merger may be abandoned by action of either of the boards of directors of Howell and Newco or the board of directors of Voyager if (a) the Merger shall not have been consummated on or before November 30, 1997 or such later date as may be mutually agreed to by the parties hereto, provided that the party taking action to terminate this Agreement is not otherwise in breach in any material respect of any of its obligations hereunder or (b) any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

         6.3. TERMINATION BY HOWELL. This Agreement may be terminated and the Merger may be abandoned by action of the boards of directors of Howell if Voyager shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Effective Time and such failure has not been cured within 30 days after receipt of notice thereof.

         6.4. TERMINATION BY VOYAGER. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of Voyager if Howell or Newco shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Effective Time and such failure has not been cured within 30 days after receipt of notice thereof.

         6.5. EFFECT OF TERMINATION. In the event of a termination of this Agreement pursuant to this Article VI, any rights and remedies which any of the parties to this Agreement may have against any other such party by reason of such termination shall not be affected thereby but shall be preserved and may be exercised in accordance with applicable law.

                                   ARTICLE VII

                             MISCELLANEOUS; GENERAL

         7.1. FEES AND EXPENSES. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into or carrying out this Agreement and the consummation of the Merger.

         7.2. NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations or warranties contained in this Agreement shall survive the Effective Time.

         7.3. MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the Act, at any time prior to the Effective Time, this Agreement may be modified or amended by the mutual consent of Howell, Newco and Voyager, by action of their respective boards of directors followed by written agreement executed and delivered by duly authorized officers of the respective parties.

         7.4. WAIVER OF CONDITIONS. The conditions to each party's obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         7.5. COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         7.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws thereof.

         7.7. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

               If to Voyager:

                       Voyager Energy Corp.
                       Two Chasewood Park
                       20405 State Highway 249, Ste. 140
                       Houston, Texas 77070
                       Telecopy: (281) 370-7640

                       With a required copy to:

                       Mr. John E. Brewster, Jr.
                       530 Regentview Drive
                       Houston, Texas  77079

               If to Howell or Newco:

                       Howell Corporation
                       1500 Howell Corporation Building
                       1111 Fannin
                       Houston, Texas 77002
                       Telecopy:   (713) 658-4007
                       Attention:  Mr. Robert T. Moffett

               With a required copy to:

                       Bracewell & Patterson, L.L.P.
                       South Tower Pennzoil Place
                       711 Louisiana, Suite 2900
                       Houston, Texas 77002
                       Telecopy:  (713) 221-1212
                       Attention:  Mr. John R. Brantley

         7.8. DISCLOSURE LETTER AND EXHIBITS; ENTIRE AGREEMENT. All exhibits and the Disclosure Letter and attachments to exhibits or the Disclosure Letter, or documents expressly incorporated into this Agreement, and any other attachments to this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. This Agreement supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto.

         7.9. ASSIGNMENT. Prior to the Effective Time, this Agreement and the rights and obligations of the parties hereto shall not be assignable, by operation of law or otherwise, or delegable.

         7.10. OBLIGATION OF HOWELL AND NEWCO OR VOYAGER. Whenever this Agreement requires Howell, Newco or the Surviving Corporation to take any action, such requirement shall be deemed to include an undertaking on the part of Howell to cause such action to be taken. Whenever this Agreement requires Voyager to take any action, such requirements shall be deemed to include an undertaking on the part of Voyager to cause such action to be taken.

         7.11. TITLES AND CAPTIONS. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way deem, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto.


                                       HOWELL CORPORATION


                                       By: /s/ ROBERT T. MOFFETT
                                          ------------------------------------
                                       Name:   Robert T. Moffett
                                            ----------------------------------
                                       Title:  Vice President
                                             ---------------------------------


                                       HOWELL ACQUISITION CORP.


                                       By: /s/ ROBERT T. MOFFETT
                                          ------------------------------------
                                       Name:   Robert T. Moffett
                                            ----------------------------------
                                       Title:  Vice President
                                             ---------------------------------


                                       VOYAGER ENERGY CORP.


                                       By: /s/ DONALD W. CLAYTON
                                          ------------------------------------
                                       Name:   Donald W. Clayton
                                            ----------------------------------
                                       Title:  President
                                             ---------------------------------